Exhibit 8.1

STARBOX GROUP HOLDINGS LTD.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

Starbox International Ltd.	British Virgin Islands

Starbox Global Ltd.	British Virgin Islands

Starbox Holdings Berhad	Malaysia

Starbox Rebates Sdn. Bhd.	Malaysia

Paybats Sdn. Bhd.	Malaysia

StarboxTV Sdn. Bhd.	Malaysia

Irace Technology Limited	British Virgin Islands

ProSeeds Limited	Seychelles

One Eighty Holdings Ltd	Cayman Islands

One Eighty Holdings Sdn Bhd	Malaysia

180 Degrees Brandcom Sdn Bhd	Malaysia

Media Elements Sdn Bhd	Malaysia

Benefit Pointer	British Virgin Islands